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                                                                    EXHIBIT 23.1

The Board of Directors
ARV Assisted Living, Inc.:

     We consent to the use of our audit reports incorporated herein by reference to the financial statements of ARV Assisted Living, Inc. as of March 31, 1996 and 1995, and for each of the years in the three-year period ended March 31, 1996, American Retirement Villas Properties II and San Gabriel Retirement Villa, dba Villa Colima both as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 and SynCare, Inc. and subsidiaries as of June 30, 1996 and for the year then ended and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK LLP

Orange County, California
January 14, 1997